Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor & Media Relations

(713) 726-5376

IR@flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE FLORIDA CHEMICAL COMPANY, INC., CREATING GLOBAL LEADER IN ADVANCED INDUSTRIAL AND CONSUMER RENEWABLE AND SUSTAINABLE CHEMISTRY

HOUSTON and WINTER HAVEN FL May 10, 2013 — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) today announced that, through a wholly-owned subsidiary, the Company has signed a Definitive Agreement (the “Agreement”) to immediately acquire all of the outstanding stock of Winter Haven, Florida-based Florida Chemical Company, Inc. (“Florida Chemical”), the world’s largest processor of citrus oils and a pioneer in solvent, chemical synthesis and flavor/fragrance applications from citrus oils from facilities in Florida and Texas. Since its founding in 1942, the privately-held company has been an innovator in creating high performance, bio-based products for a variety of industries, including applications in the oil and gas business.

Under the terms of the Agreement, Flotek will pay $49.5 million in cash and 3,284,180 shares of Flotek common stock for the outstanding shares of privately-held Florida Chemical. In conjunction with the acquisition Flotek has entered into an Amended and Restated Credit Agreement with PNC Bank. Under the terms of the facility, PNC has agreed to increase the Company’s total facility to $125 million comprised of a $50 million term loan and a $75 million revolving credit facility. Flotek intends to fund the cash portion of the acquisition through the proceeds from both the term loan and revolving credit facility.

Leadership Comments

“The acquisition of Florida Chemical – a global leader in citrus chemistry in the oilfield and beyond – is a transformational opportunity for Flotek,” said John Chisholm, Flotek Chairman, President and CEO. “Not only has Florida Chemical been a key supplier and partner of Flotek for over 15 years, they have been a leading innovator of renewable and sustainable chemistry for the oilfield, industrial and consumer staple industries. Flotek intends to leverage the vast expertise of Florida Chemical’s world-class research facilities and chemists with its own research expertise to create a leading global research team in renewal and sustainable chemistries for the oilfield as well as other industrial and consumer applications. Moreover, this strategic acquisition enables Flotek to secure supply of key raw materials as well as direct control over raw material costs and inventory.”

“We are excited to join the Flotek family as this is an exciting step in the evolution of our company which was founded more than 70 years ago by my father H.E. “Bert” Schulz, who had a passion for environmental stewardship,” said Carla Hardy, chairman of the Florida Chemical board. “My brother, Paul Schulz, dedicated over two decades to leading Florida Chemical, bringing new vision and growth to the business. Continuous family involvement throughout the years, as well as the dedication of Josh Snively, our President and Chief Executive Officer, and our other talented employees, have helped bring Florida Chemical to this important point in its growth. I believe our father would be proud of our continued success and pleased with this important development in Florida Chemical’s evolution which provides the company further strength to play an expanded role in the pioneering of new applications for citrus oils around the world.”

Flotek intends to make no immediate changes to the structure and operations of Florida Chemical. Josh Snively, current President and CEO of Florida Chemical, will remain President of the wholly-owned subsidiary of Flotek.

“While Flotek and Florida Chemical can and will find ways to work smarter to create additional value in the combined entity, the combination of two incredibly talented technical and operational teams creates opportunities that are immediately accretive to Flotek shareholders,” added Chisholm. “We will immediately combine our talents to address key challenges in oil and gas chemistries, especially those that – through the application of renewable and sustainable chemistry alternatives—can have a direct, positive impact on the industry’s environmental stewardship. Flotek’s mantra has been to create oilfield applications that are both green and great. The addition of the Florida Chemical team stands in direct support of that mission.”

Florida Chemical Overview

Florida Chemical operates through two operating companies: Florida Chemical Company (“FCC”) and FC-PRO, LLC (“FC Pro”). Combined the operating companies have annual throughput of greater than 35 million pounds of citrus oil.

FCC (www.floridachemical.com), based in Winter Haven, Florida, has been a pioneer in citrus oil and d-limonene since its founding in 1942. FCC, the largest processor of citrus oils in the world, continues to be a leader for the citrus industry by pioneering solvent, chemical synthesis, and flavor and fragrance application from citrus oils. FCC also provides year-round inventory and logistics services for customers across a broad range of industries. FCC’s customers include multi-national consumer products and specialty chemical companies as well as major industrial concerns.

The Winter Haven campus, housed on 30 acres with 59 employees, has distillation, blending, packaging and logistics capabilities. The facility has bulk blending capacity of 10 million pounds and is used primarily for the distillation and blending for consumer product and industrial applications. In addition, FCC controls distribution space in Illinois and New Jersey with Canadian expansion planned for this year.

FC Pro (www.fcprosolutions.com), which operates from a blending and distribution facility in Waller, Texas, provides high performance, environmentally friendly chemicals for applications within the Oil and Gas industry, including the FC Pro line of innovative treatments for asphaltenes, paraffins and bitumen. Customers include exploration and production companies, oilfield service companies and midstream concerns.

The Waller facility is based on five acres and has 17 employees. The facility has blending, packaging and distribution capabilities. With bulk blending capabilities of four million pounds the facility focuses on specialty chemicals – primarily for the energy industry – and processes surfactants, pine, soy and natural esters.

Summary Financial Information

The table below summarizes select Florida Chemical financial data for the past three years as well as preliminary results for the three months ended March 31, 2013.

Florida Chemical Company, Inc.

Consolidated Income Statements

(in thousands)

	Q1 2013	2012	2011	2010
	unaudited
Sales	$22,454	$102,686	$145,007	$66,333
Cost of Sales	$15,655	$80,381	$112,294	$44,512

Gross Profit	$6,800	$22,305	$32,713	$21,820

Other Income	$(20)	$121	$135	$28

Total Operating Expenses	$3,771	$13,549	$12,632	$8,855

Income from Operations	$3,008	$8,877	$20,217	$12,994

Interest expense	$(9)	$(112)	$(183)	$(166)

Net Income	$2,999	$8,766	$20,034	$12,828

GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)

		2012	2011	2010
Net Income (GAAP)	$2,999	$8,766	$20,034	$12,828
Interest Expense, net	$9	$112	$183	$166
Depreciation and Amortization	$412	$1,045	$743	$553

EBITDA (Non-GAAP)	$3,420	$9,922	$20,960	$13,547

Florida Chemical management believes that first quarter results should be sustainable and, given current order visibility and commodity price outlook, should continue to strengthen in the coming months.

“From the 2012 cyclical trough, the citrus market has improved meaningfully, providing significant opportunities in both market dynamics and pricing,” said Snively. “In addition, we are excited about the growth opportunities that the Flotek merger creates. As a result, we believe the first quarter results should be a baseline from which to grow for the balance of the year.”

“We believe when we look back a year from now, Flotek will be a stronger, more dynamic enterprise as a result of the acquisition of Florida Chemical, a result of the incredible team at Florida Chemical combining their best ideas with those already inside the Flotek family,” concluded Chisholm. “We believe that this transaction will not only be immediately accretive for our shareholders but will add amazing value for all of our stakeholders. In short, this transformational transaction will make a difference.”

Enerecap Partners, LLC provided financial counsel and Doherty & Doherty, LLP and Andrews Kurth LLP provided legal counsel to Flotek. Periculum Capital Company, LLC provided financial advice to Florida Chemical and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. was Florida Chemical’s legal advisor.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”

For additional information, please visit Flotek’s web site at www.flotekind.com.

About Florida Chemical Company, Inc.

Florida Chemical Company, Inc., is the largest processor of citrus oils in the world, producing large volumes of d-Limonene and Flavor and Fragrance compounds. D-Limonene, occurring in nature as the main component of citrus peel oil, is the company’s principle product. It is a very effective, biodegradable solvent and degreaser. Due to its high solvency, attractive citrus odor, versatility and GRAS (Generally Recognized as Safe) rating from the USDA, d-Limonene can be used safely and effectively in a wide range of cleaning and degreasing applications.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.